Exhibit 16.1

July 28, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K, dated July 28, 2014, of VBI Vaccines, Inc. (formerly known as Paulson Capital (Delaware) Corp.) and are in agreement with the statements made therein to the extent they relate to our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Deloitte LLP

Deloitte LLP